EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2021 Fourth Quarter Results and Announces its Fiscal 2022 EPS Guidance

•Income before income taxes was $41.6 million in the fourth quarter of fiscal 2021 compared to $34.9 million in the fourth quarter of fiscal 2020. Income Before Income Taxes Excluding Certain Items* in the fourth quarter of fiscal 2021 was $45.4 million compared to $34.9 million in the fourth quarter of fiscal 2020.
•Diluted EPS in the fourth quarter of fiscal 2021 and 2020 was consistent between both quarters at $0.53. Diluted EPS Excluding Certain Items* increased 32.1 percent to $0.70 in the fourth quarter of fiscal 2021 compared to $0.53 in the same quarter of the prior year.
•Sales for the quarter increased 21.6 percent. Organic sales increased 12.6 percent.
•Net cash provided by operating activities was $50.8 million in the fourth quarter of fiscal 2021 compared to $45.1 million in the fourth quarter of the prior year.
•Diluted EPS guidance for the year ending July 31, 2022 was announced at a range of $3.12 - $3.32, excluding after-tax amortization expense and $2.90 - $3.10 on a GAAP basis. This GAAP EPS guidance range is an increase of 17.4 percent to 25.5 percent compared to GAAP EPS of $2.47 for the year ended July 31, 2021.

MILWAUKEE (September 2, 2021) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2021 fourth quarter ended July 31, 2021.

Quarter Ended July 31, 2021 Financial Results:
Income before income taxes and losses of unconsolidated affiliate increased 19.4 percent to $41.6 million for the quarter ended July 31, 2021, compared to $34.9 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items*, which was adjusted for non-recurring acquisition-related charges of $3.7 million for the quarter ended July 31, 2021, was $45.4 million, an increase of 30.1 percent compared to the fourth quarter of last year.
Net income for the quarter ended July 31, 2021 was $28.0 million compared to $27.7 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.53 for the fourth quarter of fiscal 2021, compared to $0.53 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended

July 31, 2021 was $37.0 million and Diluted EPS Excluding Certain Items* for the quarter ended July 31, 2021 was $0.70.
Sales for the quarter ended July 31, 2021 increased 21.6 percent, which consisted of an organic sales increase of 12.6 percent, an increase of 4.7 percent from acquisitions, and an increase of 4.3 percent from foreign currency translation. Sales for the quarter ended July 31, 2021 were $306.1 million compared to $251.7 million in the same quarter last year. By segment, sales increased 35.0 percent in Identification Solutions and decreased 6.8 percent in Workplace Safety, which consisted of an organic sales increase of 24.5 percent in Identification Solutions and an organic sales decline of 12.7 percent in Workplace Safety.

Year Ended July 31, 2021 Financial Results:
Income before income taxes and losses of unconsolidated affiliate increased 21.3 percent to $171.0 million for the year ended July 31, 2021, compared to $140.9 million for the year ended July 31, 2020. Income Before Income Taxes Excluding Certain Items* increased 12.9 percent to $174.8 million for the year ended July 31, 2021, compared to $154.8 million for the year ended July 31, 2020. Income Before Income Taxes Excluding Certain Items* for the year ended July 31, 2021 was adjusted for non-recurring acquisition-related expenses of $3.7 million. Income Before Income Taxes Excluding Certain Items* for the prior year ended July 31, 2020 was adjusted for non-cash impairment charges of $13.8 million.
Net income for the year ended July 31, 2021 increased 15.4 percent to $129.7 million compared to $112.4 million last year. Earnings per diluted Class A Nonvoting Common Share increased 17.1 percent to $2.47 for the year ended July 31, 2021, compared to $2.11 last year.
Net Income Excluding Certain Items* increased 12.3 percent to $138.6 million for the year ended July 31, 2021 compared to $123.4 million for the year ended July 31, 2020. Diluted EPS Excluding Certain Items* increased 14.2 percent to $2.65 for the year ended July 31, 2021 compared to $2.32 for the year ended July 31, 2020.
Sales for the year ended July 31, 2021 increased 5.9 percent, which consisted of organic sales growth of 1.6 percent, an increase of 1.1 percent from acquisitions, and an increase of 3.2 percent from foreign currency translation. Sales for the year ended July 31, 2021 were $1.14 billion compared to $1.08 billion in the same period last year. By segment, sales grew 7.2 percent in Identification Solutions and grew 2.2 percent in Workplace Safety, which consisted of organic sales growth of 3.7 percent in Identification Solutions and an organic sales decline of 3.8 percent in Workplace Safety.

Commentary:
“Throughout the pandemic, we invested in sales and marketing as well as research and development. These investments, coupled with improved market conditions, helped us generate double-digit organic sales growth this quarter,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “This quarter, we also completed three acquisitions which position Brady extremely well for long-term sales and cash flow growth. Each of these acquisitions brings technology to Brady that further cements our leadership position in selected niche safety and identification markets. Our priorities for fiscal 2022 are to continue to accelerate organic sales growth by making the necessary investments in R&D and sales and marketing, to continue to become a more efficient manufacturer through increased automation and the relentless push for sustainable efficiency actions, to ensure the smooth integration of our recent acquisitions, and finally to deploy our strong balance sheet to generate increased shareholder value.”
“This quarter, we had strong double-digit sales growth of 21.6 percent and generated non-GAAP EPS of $0.70, which represents another very strong quarter for Brady,” said Brady’s Chief Financial Officer, Aaron Pearce. “Brady continues to generate strong cash flow and has a very strong balance sheet. Even after investing $244 million in acquisitions in the fourth quarter, we are still in a net cash position of $109.3 million as of July 31, 2021. This year, we generated $205.7 million of cash flow from operating activities, which was an increase of 45.9 percent compared to last year. Brady’s strong balance sheet, recent organic and inorganic investments, and strong cash generation position us well for future financial success.”

Share Buyback Program:
On September 1, 2021, Brady’s Board of Directors authorized an increase in the Company’s share buyback program, bringing the amount of the Company’s Class A Common Stock authorized for repurchase up to a total of two million shares, inclusive of the shares in the existing share buyback program. The share buyback plan may be implemented from time to time on the open market or in privately negotiated transactions.

Fiscal 2022 Guidance:
Brady expects earnings per diluted Class A Nonvoting Common Share, excluding after-tax amortization expense to range from $3.12 to $3.32 for the year ending July 31, 2022. Brady also expects GAAP earnings per diluted Class A Nonvoting Common Share to range from $2.90 to $3.10, which would be an increase of 17.4 percent to 25.5 percent over the GAAP earnings per diluted Class A Nonvoting Common Share of $2.47 for the year ended July 31, 2021. Included in our earnings-per-share guidance is an $8.1 million increase in amortization expense from $7.1 million in fiscal 2021 to $15.2 million for the year ending July 31, 2022, which equates to an after-tax year-over-year increase of approximately $0.12 per share.
This guidance is based upon a full-year income tax rate of approximately 20 percent, depreciation and amortization expense of approximately $36 million, and sales growth in excess of 12 percent for the year ending July 31, 2022. Capital expenditures, exclusive of facility purchases are expected to be approximately $25 million during the year ending July 31, 2022. The Company’s fiscal 2022 guidance is based on foreign currency exchange rates as of July 31, 2021 and assumes a continued economic recovery.

A webcast regarding Brady’s fiscal 2021 fourth quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2021, employed approximately 5,700 people in its worldwide businesses. Brady’s fiscal 2021 sales were approximately $1.14 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix.

###

In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; Brady’s ability to properly identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; raw material and other cost increases including raw material shortages; difficulties in protecting our websites, networks, and systems against security breaches; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2021.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
Net sales	$306,130	$251,744	$1,144,698	$1,081,299
Cost of goods sold	158,481	133,238	583,252	552,734
Gross margin	147,649	118,506	561,446	528,565
Operating expenses:
Research and development	13,167	9,364	44,551	40,662
Selling, general and administrative	93,680	75,923	349,768	336,059
Impairment charges	—	—	—	13,821
Total operating expenses	106,847	85,287	394,319	390,542

Operating income	40,802	33,219	167,127	138,023

Other income (expense):
Investment and other income	961	1,827	4,333	5,079
Interest expense	(149)	(190)	(437)	(2,166)

Income before income taxes and losses of unconsolidated affiliate	41,614	34,856	171,023	140,936

Income tax expense	8,593	6,925	35,413	28,321

Income before losses of unconsolidated affiliate	33,021	27,931	135,610	112,615
Equity in losses of unconsolidated affiliate	(4,994)	(246)	(5,754)	(246)

Net income	$28,027	$27,685	$129,856	$112,369

Net income per Class A Nonvoting Common Share:
Basic	$0.54	$0.53	$2.49	$2.13
Diluted	$0.53	$0.53	$2.47	$2.11
Dividends	$0.22	$0.22	$0.88	$0.87

Net income per Class B Voting Common Share:
Basic	$0.54	$0.53	$2.48	$2.11
Diluted	$0.53	$0.53	$2.46	$2.10
Dividends	$0.22	$0.22	$0.86	$0.85

Weighted average common shares outstanding:
Basic	52,065	51,983	52,039	52,763
Diluted	52,611	52,389	52,409	53,231

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2021	July 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$147,335	$217,643
Accounts receivable, net of allowance for credit losses of $7,306 and $7,157, respectively	170,579	146,181
Inventories	136,107	135,662
Prepaid expenses and other current assets	11,083	9,962
Total current assets	465,104	509,448
Property, plant and equipment—net	121,741	115,068
Goodwill	614,137	416,034
Other intangible assets	92,334	22,334
Deferred income taxes	16,343	8,845
Operating lease assets	41,880	41,899
Other assets	26,217	28,838
Total	$1,377,756	$1,142,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,152	$62,547
Accrued compensation and benefits	81,173	41,546
Taxes, other than income taxes	13,054	8,057
Accrued income taxes	3,915	8,652
Current operating lease liabilities	17,667	15,304
Other current liabilities	59,623	49,782
Total current liabilities	257,584	185,888
Long-term debt	38,000	—
Long-term operating lease liabilities	28,347	31,982
Other liabilities	90,797	61,524
Total liabilities	414,728	279,394
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 48,528,245 and 48,456,954 shares, respectively (aggregate liquidation preference of $42,716)	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	339,125	331,761
Retained earnings	788,369	704,456
Treasury stock—2,733,242 and 2,804,533 shares, respectively of Class A nonvoting common stock, at cost	(109,061)	(107,216)
Accumulated other comprehensive loss	(55,953)	(66,477)
Total stockholders’ equity	963,028	863,072
Total	$1,377,756	$1,142,466

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2021	2020
Operating activities:
Net income	$129,659	$112,369
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,483	23,437
Stock-based compensation expense	10,098	8,843
Deferred income taxes	(8,965)	(764)
Impairment charges	—	13,821
Equity in losses of unconsolidated affiliate	5,754	246
Other	(831)	2,611
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	(12,614)	13,902
Inventories	7,298	(13,917)
Prepaid expenses and other assets	(4,498)	4,477
Accounts payable and accrued liabilities	58,283	(26,128)
Income taxes	(4,002)	2,080
Net cash provided by operating activities	205,665	140,977

Investing activities:
Purchases of property, plant and equipment	(27,189)	(27,277)
Acquisition of businesses, net of cash acquired	(243,983)	—
Other	2,580	(8,842)
Net cash used in investing activities	(268,592)	(36,119)

Financing activities:
Payment of dividends	(45,746)	(45,756)
Proceeds from exercise of stock options	1,765	5,511
Payments for employee taxes withheld from stock-based awards	(2,783)	(9,065)
Purchase of treasury stock	(3,593)	(64,514)
Proceeds from borrowing on credit facilities	101,957	20,697
Repayment of borrowing on credit facilities	(63,957)	(21,855)
Principal payments on debt	—	(48,672)
Other	33	134
Net cash used in financing activities	(12,324)	(163,520)

Effect of exchange rate changes on cash and cash equivalents	4,943	(2,767)

Net decrease in cash and cash equivalents	(70,308)	(61,429)
Cash and cash equivalents, beginning of period	217,643	279,072

Cash and cash equivalents, end of period	$147,335	$217,643

Supplemental disclosures:
Cash paid during the period for:
Interest	$373	$2,401
Income taxes	$46,852	$29,600

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
NET SALES
ID Solutions	$231,024	$171,189	$841,508	$784,707
Workplace Safety	75,106	80,555	303,190	296,592
Total	$306,130	$251,744	$1,144,698	$1,081,299

SALES INFORMATION
ID Solutions
Organic	24.5%	(21.7)%	3.7%	(8.0)%
Currency	3.6%	(1.1)%	2.0%	(1.1)%
Acquisition	6.9%	—%	1.5%	—%
Total	35.0%	(22.8)%	7.2%	(9.1)%
Workplace Safety
Organic	(12.7)%	10.8%	(3.8)%	2.3%
Currency	5.9%	(1.1)%	6.0%	(2.6)%
Total	(6.8)%	9.7%	2.2%	(0.3)%
Total Company
Organic	12.6%	(13.7)%	1.6%	(5.4)%
Currency	4.3%	(1.0)%	3.2%	(1.4)%
Acquisition	4.7%	—%	1.1%	—%
Total	21.6%	(14.7)%	5.9%	(6.8)%

SEGMENT PROFIT
ID Solutions	$42,420	$31,140	$169,238	$150,639
Workplace Safety	5,647	6,028	22,754	21,019
Total	$48,067	$37,168	$191,992	$171,658
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	18.4%	18.2%	20.1%	19.2%
Workplace Safety	7.5%	7.5%	7.5%	7.1%
Total	15.7%	14.8%	16.8%	15.9%

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
Total segment profit	$48,067	$37,168	$191,992	$171,658
Unallocated amounts:
Administrative costs	(7,265)	(3,949)	(24,865)	(19,814)
Impairment charges	—	—	—	(13,821)
Investment and other income	961	1,827	4,333	5,079
Interest expense	(149)	(190)	(437)	(2,166)
Income before income taxes and losses of unconsolidated affiliate	$41,614	$34,856	$171,023	$140,936

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes and losses of unconsolidated affiliate to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
Income before income taxes and losses of unconsolidated affiliate (GAAP measure)	$41,614	$34,856	$171,023	$140,936
Non-recurring acquisition transaction fees and other expenses	3,742	—	3,742	—
Impairment charges	—	—	—	13,821
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$45,356	$34,856	$174,765	$154,757

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
Income tax expense (GAAP measure)	$8,593	$6,925	$35,610	$28,321
Non-recurring acquisition transaction fees and other expenses	689	—	689	—
Impairment charges	—	—	—	2,757
Acquisition-related tax charges	(942)	—	(942)	—
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$8,340	$6,925	$35,357	$31,078

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
Net income (GAAP measure)	$28,027	$27,685	$129,659	$112,369
Non-recurring acquisition transaction fees and other expenses	3,053	—	3,053	—
Impairment charges	—	—	—	11,064
Acquisition-related tax charges	942	—	942	—
Other-than-temporary impairment of unconsolidated affiliate	4,994	—	4,994	—
Net Income Excluding Certain Items (non-GAAP measure)	$37,016	$27,685	$138,648	$123,433

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2021	2020	2021	2020
Net income per Class A Nonvoting Common Share (GAAP measure)	$0.53	$0.53	$2.47	$2.11
Non-recurring acquisition transaction fees and other expenses	0.06	—	0.06	—
Impairment charges	—	—	—	0.21
Acquisition-related tax charges	0.02	—	0.02	—
Other-than-temporary impairment of unconsolidated affiliate	0.09	—	0.10	—
Diluted EPS Excluding Certain Items (non-GAAP measure)	$0.70	$0.53	$2.65	$2.32